Exhibit 99.1

For media:

William Stanhouse, 205-745-2664

william.stanhouse@walterenergy.com

or

Ruth Pachman, 212-521-4891

Kekst and Company

ruth.pachman@kekst.com

Walter Energy Announces Closing of Sale of Non-Core U.S. Assets to Seminole Coal Resources

BIRMINGHAM, Ala., February 12, 2016 — Walter Energy, Inc. (“Walter Energy” or the “Company”) today closed the previously-announced sale of certain U.S. non-core assets to Seminole Coal Resources, LLC, ERP Compliant Coke, LLC and ERP Environmental Fund, Inc. (“Seminole”) all affiliates of ERP Compliant Fuels, LLC (“ERP”) and Virginia Conservation Legacy Fund, Inc. (“VCLF”).

Under the terms of the agreement, Seminole has acquired Walter Energy’s assets in West Virginia, including the Gauley Eagle and Maple properties, as well as the Walter Coke facility and Taft in Alabama. As part of the acquisition, Seminole assumes certain liabilities related to the assets it is acquiring. The agreement was previously approved by the Bankruptcy Court for the Northern District of Alabama in connection with a court-approved sale process under section 363 of the Bankruptcy Code.

With the close of this sale, Walter Energy’s remaining U.S. assets consist of its core Alabama coal operations.  The sale of those assets to its senior lender group was also approved by the Bankruptcy Court and is expected to close in the near future.

On July 15, 2015, Walter Energy and its U.S. subsidiaries filed for relief under chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the Northern District of Alabama.

PJT Partners is serving as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Bradley Arant Boult Cummings LLP are serving as legal advisors to Walter Energy.

About Walter Energy

Walter Energy is a leading metallurgical coal producer for the global steel industry with strategic access to steel producers in Europe, Asia and South America.  The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas, with operations in the United States, Canada and the United Kingdom.  For more information about Walter Energy, please visit www.walterenergy.com.

About ERP Compliant Fuels and the Virginia Conservation Legacy Fund

Virginia Conservation Legacy Fund, Inc. (“VCLF”) is a nonprofit organization seeking sustainable approaches and public awareness about natural resource use. VCLF controls over 30,000 acres of conservation land, including the Natural Bridge of Virginia. VCLF works closely with the coal industry to promote best management practices in land reclamation, reforestation, and water quality improvement. VCLF provides “environmental management services” to 459 coal mining and water quality permits in 5 states. VCLF affiliate ERP Compliant Fuels, LLC seeks to promote the sale of coal, and now coke, which is bundled with carbon credits from the reforestation of Appalachian lands to reduce the rate of growth in atmospheric carbon dioxide. With the Seminole purchase, ERP will operate one coke plant and four underground mines, including three longwalls, producing over 10 million tons of thermal and metallurgical coal annually. VCLF is supported by The Plains, Virginia based Green-Trees which has reforested over 100,000 acres (36 million trees) in the Mississippi Alluvial Delta generating over 12 million tons of carbon dioxide emission offsets.

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